UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) – December 4, 2017

Farmers Capital Bank Corporation
(Exact name of registrant as specified in charter)

Kentucky	0-14412	61-1017851
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 309 202 West Main St. Frankfort, KY	40601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (502) 227-1668

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02(e) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 4, 2017, Farmers Capital Bank Corporation (the "Company") entered into an Employment Agreement (the “Agreement”) with Lloyd C. Hillard, Jr., the Company’s President and Chief Executive Officer. The Agreement supersedes and terminates the prior employment agreement and related amendments between the Company and Mr. Hillard dated December 12, 2012.

Mr. Hillard’s employment under the Agreement begins on December 4, 2017 and continues for thirty-six (36) months (the “Term”). The Term shall be automatically extended for subsequent twelve (12) month periods upon the approval of the Board of Directors (“Board”) or its Compensation Committee.

Under the Agreement, Mr. Hillard will receive an annual base salary of $500,000 during the first twelve months of the Term and thereafter at an annual rate (not less than $500,000) to be determined by the Board or Compensation Committee. During the Term, Mr. Hillard is entitled to reimbursement for the monthly charges for telephone service and electronic data receipt and transmission on his personal smart phone and use of a Company car (which will be replaced every three (3) years) of at least the quality of the automobile being provided to him as of the date of the Agreement. Upon retirement, he is also permitted, in his sole discretion, to purchase the automobile at a purchase price of $100.

Mr. Hillard is entitled to participate in or receive benefits under (i) any life, health, hospitalization, medical, dental, disability or other insurance policy or plan, (ii) pension or retirement plan, (iii) bonus or profit-sharing plan or program, (iv) deferred compensation plan or arrangement, and (v) any other Executive benefit plan, program or arrangement, made available by the Company on the date of this Agreement and from time to time in the future to the Company’s Executives on a basis consistent with the terms, conditions and overall administration of the foregoing plans, programs or arrangements and with respect to which Mr. Hillard is otherwise eligible to participate or receive benefits.

Under the Agreement, Mr. Hillard’s employment with the Company may only be terminated for (i) “Death,” (ii) “Disability” which is defined as his inability (due to physical or mental impairment) to perform his material duties for what can medically be expected to continue for twelve (12) months; (iii) “Cause,” which includes gross negligence in the performance of his duties, material breach of his fiduciary duties, alcohol or drug abuse or engaging in fraud, theft or dishonesty; (iv) “Permanent Cessation of Business,” which includes the voluntary or involuntary cessation of the Company’s operations and business; (v) “Retirement,” in accordance with his 180-day written notice to the Chairman of the Board; or (vi) “Change in Control.”

The Agreement provides that the Company shall pay to Mr. Hillard, upon the consummation of a transaction constituting a change in control, an amount equal to 2.99 times the “base amount” (as such term is defined under Section 280G of the IRC and the regulations promulgated thereunder, as in effect on the date of this Agreement) applicable to Mr. Hillard. Upon a change in control, the Term of the Agreement shall terminate automatically and Mr. Hillard, in his sole discretion, may negotiate with the Company or its successor for continued employment.

Mr. Hillard agrees under the Agreement to not disclose or use for his own benefit or the benefit of any other person or entity at any time, either during or after his association with the Company, any “confidential information” of which he becomes aware. He further covenants and agrees that he will not, directly or indirectly, through the date three years following the cessation of the Term for any reason whatsoever, (a) attempt to cause or otherwise encourage any employee of the Company (or any affiliate) to leave the employ of the Company (or such affiliate) or (b) engage in, own, manage, or operate as an officer, director, shareholder, proprietor, employee, consultant or otherwise with, any person or entity which is directly or indirectly engaged in any portion of the “financial industry” within the Commonwealth of Kentucky.

The above summary of the Agreement is qualified in its entirety by reference to the text of the agreement, a copy of which is attached, and incorporated herein by reference, as Exhibit 10.1 to this Current Report on 8-K.

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS

(d)     Exhibits

Exhibit 10.1 – Employment Agreement, between Farmers Capital Bank Corporation and Lloyd C. Hillard, Jr., dated December 4, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Farmers Capital Bank Corporation

12-7-17	/s/ Mark A. Hampton
Date	Mark A. Hampton
Executive Vice President, Secretary, and Chief Financial Officer

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